UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2005

Zoom Technologies, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-18672	51-0448969
(Commission File Number)	(I.R.S. Employer Identification No.)
207 South Street, Boston, MA	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 423-1072

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 3, 2005, Zoom Telephonics, Inc., a wholly owned subsidiary of Zoom Technologies, Inc. and a stockholder of InterMute, Inc. (“InterMute”), a privately held company that develops anti-spyware products, delivered a letter of transmittal in connection with the merger between a U.S. subsidiary of Trend Micro, Inc. with and into InterMute pursuant to an Agreement and Plan of Merger dated as of May 9, 2005, by and among Trend Micro, Inc., Shasta Acquisition Sub, Inc., InterMute, Edward D. English, as stockholder representative and U.S. Bank National Bank, as escrow agent (the “Merger Agreement”).

Pursuant to the letter of transmittal, Zoom Telephonics surrendered its ownership interest in InterMute in exchange for the right to receive an initial cash payment of approximately $3.5 million. Zoom may also receive up to $3.0 million in additional payments in 2006 if certain conditions and performance milestones of InterMute are achieved.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits

Exhibit Number	Exhibit Description
99.1	Press release dated June 6, 2005 of Zoom Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2005	ZOOM TECHNOLOGIES, INC.

By: /s/ Robert A. Crist
Robert A. Crist, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press release dated June 6, 2005 of Zoom Technologies, Inc.

Exhibit 99.1

For additional information contact:

Frank Manning

617-423-1072

frankm@zoom.com

Zoom Technologies Earns $3.5 Million On Sale Of InterMute

Potential $3.0 million Additional May Be Earned By Zoom

Boston, MA - June 6, 2005 – Zoom Technologies, Inc. (Nasdaq: ZOOM), a significant InterMute shareholder, announced today its proceeds from the acquisition of InterMute by Trend Micro Incorporated, a U.S. subsidiary of Trend Micro, Japan. InterMute, a private company that is a leading developer of anti-spyware products, was purchased for a base cash amount plus a potential additional amount depending on the achievement of certain performance goals.

InterMute's sale will result in an initial cash payment to Zoom in the current quarter of approximately $3.5 million. Zoom expects to record a non-operating gain of $3.5 million ($.39 per fully diluted share) in its second quarter ending June 30, 2005. Zoom may also receive up to $3.0 million in additional payments in 2006 if certain conditions and performance targets are met.

In 1999 Ed English, Paul English, and Zoom co-founded AdSubtract.com, the predecessor to InterMute. Two of Zoom’s Directors, Peter Kramer and Frank Manning, have served on InterMute’s Board since its founding.

Zoom’s total cash investment in InterMute was $467 thousand. Zoom has accounted for its investment in InterMute under the equity method of accounting, and since the second quarter of 2002 Zoom has carried the investment at zero value. A majority of the gain is not expected to be subject to tax as a result of the utilization of Zoom’s net operating tax loss carry-forward.

On March 31, 2005 Zoom’s stockholders equity was $1.27 per share, with the investment in InterMute carried at zero and Zoom’s real estate recorded on the balance sheet at well below its most recent appraised value. Zoom's downtown Boston properties were valued at $2.3 million on Zoom's 3/31/05 balance sheet. They were valued at $9.3 million in the most recent appraisal for the mortgage lender conducted in August 2002.

“We are very pleased with the success of our investment, and with the prospects for InterMute and its employees as part of Trend Micro,” said Frank Manning, Zoom’s President and CEO. “We want to give special thanks to Ed English, InterMute’s President and CEO, for the superb job he did in conceiving, building, and running InterMute.”

About Zoom

Zoom Technologies, Inc. designs, produces, sells, and supports Voice over IP gateways, ADSL modems, cable modems, dial-up modems, Bluetooth products, and other communications products under the Zoom, Hayes® and Global Villagetm brands. Zoom markets its products in over forty countries, and provides multi-lingual support from its support offices in Boston, Florida, and the UK. For more information about Zoom and Zoom's products, please see: www.zoom.com

About Trend Micro

Trend Micro, Inc. is a leader in network antivirus and Internet content security software and services.  An acknowledged industry innovator, Trend Micro is the global market leader in server and gateway-based antivirus software.  Sold through an extensive global network of solution providers, Trend Micro products and services are used by large enterprises, government agencies, educational institutions, small & medium businesses, and individuals on five continents.  For additional information and evaluation copies of all Trend Micro products visit our Web site, www.trendmicro.com

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s beliefs and expectations, including statements about expected proceeds and gains from the sale of InterMute, including any amounts to be received from the escrow and any additional payments to be made upon the achievement by InterMute of certain milestones. These beliefs and expectations are subject to risks and uncertainties, both known and unknown, which could cause actual results to be materially different from those expected, including, without limitation, the risk that amounts held in escrow may not be received, the risk that InterMute may not meet the performance milestones required for any additional payments, and the risk that Zoom may incur indemnification obligations in connection with this transaction. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstances on which any such statement is based.